Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 26, 2009 (May 14, 2009 as to Note 24), relating to the consolidated financial statements of E*TRADE Financial Corporation (which report expresses an unqualified opinion on the consolidated financial statements and includes explanatory paragraphs regarding the adoption of Financial Accounting Standards Board (“FASB”) Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109, as of January 1, 2007, and the adoption of Statement of Financial Accounting Standards (“SFAS”) No. 157, Fair Value Measurement, and SFAS No. 159, The Fair Value Option for Financial Assets and Liabilities, on January 1, 2008, and the change in Segment Information), and our report dated February 26, 2009 on the effectiveness of E*TRADE Financial Corporation’s internal control over financial reporting, appearing in E*TRADE Financial Corporation’s Current Report on Form 8-K, dated May 14, 2009.

/s/ Deloitte & Touche LLP

McLean, Virginia
June 1, 2009